Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

CONFEDERATE MOTORS, INC.,
(f/k/a FRENCH PEAK RESOURCES INC.)

CONFEDERATE ACQUISITION CORP.

AND

CONFEDERATE MOTOR COMPANY, INC.

February 12, 2009

ARTICLE I - THE MERGER	2

1.1	The Merger.	2

1.2	The Closing.	2

1.3	Actions at the Closing.	2

1.4	Additional Actions.	3

1.5	Conversion of Company Securities.	3

1.6	Dissenting Shares.	4

1.7	Fractional Shares.	5

1.8	Options.	5

1.9	Intentionally Omitted.	6

1.10	Certificate of Incorporation and Bylaws.	6

1.11	No Further Rights.	7

1.12	Closing of Transfer Books.	7

1.13	Post-Closing Adjustment.	7

1.14	Exemption From Registration.	8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

2.1	Organization, Qualification and Corporate Power.	9

2.2	Capitalization.	9

2.3	Authorization of Transaction.	10

2.4	Noncontravention.	10

2.5	Subsidiaries.	11

2.6	Financial Statements.	12

2.7	Absence of Certain Changes.	13

2.8	Undisclosed Liabilities..	13

2.9	Tax Matters.	13

2.10	Assets.	16

2.11	Owned Real Property.	16

2.12	Real Property Leases.	16

2.13	Contracts.	17

2.14	Accounts Receivable.	18

2.15	Powers of Attorney.	18

-i-

2.16	Insurance.	19

2.17	Litigation.	19

2.18	Employees.	19

2.19	Employee Benefits.	20

2.20	Environmental Matters.	23

2.21	Legal Compliance.	24

2.22	Customers and Suppliers.	24

2.23	Permits.	24

2.24	Certain Business Relationships With Affiliates.	24

2.25	Brokers’ Fees.	25

2.26	Books and Records.	25

2.27	Intellectual Property.	25

2.28	Disclosure.	26

2.29	Duty to Make Inquiry.	26

2.30	Board Actions.	26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY	26

3.1	Organization, Qualification and Corporate Power.	27

3.2	Capitalization.	27

3.3	Authorization of Transaction.	28

3.4	Noncontravention.	28

3.5	Subsidiaries.	29

3.6	Exchange Act Reports.	30

3.7	Compliance with Laws.	30

3.8	Financial Statements.	31

3.9	Absence of Certain Changes.	31

3.10	Litigation.	31

3.11	Undisclosed Liabilities.	32

3.12	Tax Matters.	32

3.13	Assets.	33

3.14	Owned Real Property.	34

3.15	Real Property Leases.	34

3.16	Contracts.	34

-ii-

3.17	Accounts Receivable.	36

3.18	Powers of Attorney.	36

3.19	Insurance	36

3.20	Warranties.	37

3.21	Employees.	37

3.22	Employee Benefits.	37

3.23	Environmental Matters.	39

3.24	Permits.	40

3.25	Certain Business Relationships With Affiliates.	40

3.26	Tax-Free Reorganization.	41

3.27	Split-Off.	42

3.28	Brokers’ Fees	42

3.29	Disclosure.	42

3.30	Interested Party Transactions.	43

3.31	Duty to Make Inquiry.	43

3.32	Accountants.	43

3.33	Minute Books.	44

3.34	Board Action.	44

ARTICLE IV - COVENANTS	44

4.1	Closing Efforts.	44

4.2	Governmental and Third-Party Notices and Consents.	44

4.3	Current Report.	45

4.4	Operation of Company’s Business.	45

4.5	Access to Company Information.	46

4.6	Operation of Parent’s Business.	47

4.7	Access to Parent Information.	49

4.8	Expenses.	49

4.9	Indemnification.	50

4.10	Listing of Merger Shares.	50

4.11	Name Change.	50

4.12	Split-Off.	50

4.13	Stock Option Plan.	50

4.14	Information Provided to Company Stockholders.	51

-iii-

4.16	No Shorting.	51

4.17	Plan of Reorganization.	52

ARTICLE V - CONDITIONS TO CONSUMMATION OF MERGER	52

5.1	Conditions to Each Party’s Obligations.	52

5.2	Conditions to Obligations of the Parent and the Acquisition Corp.	52

5.3	Conditions to Obligations of the Company.	54

ARTICLE VI - INTENTIONALLY OMITTED

ARTICLE VII - DEFINITIONS	61

ARTICLE VIII - TERMINATION	64

8.1	Termination by Mutual Agreement.	64

8.2	Termination for Failure to Close.	64

8.3	Termination by Operation of Law.	64

8.5	Effect of Termination or Default; Remedies.	65

8.6	Remedies; Specific Performance.	65

ARTICLE IX - MISCELLANEOUS	66

9.1	Press Releases and Announcements.	66

9.2	No Third Party Beneficiaries.	66

9.3	Entire Agreement.	66

9.4	Succession and Assignment.	66

9.5	Counterparts and Facsimile Signature.	66

9.6	Headings.	67

9.7	Notices.	67

9.8	Governing Law.	68

9.9	Amendments and Waivers.	68

9.10	Severability.	68

9.11	Submission to Jurisdiction.	68

9.12	Construction.	69

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER (this 'Agreement'), dated as of February 12, 2009, by and among Confederate Motors, Inc. (formerly known as French Peak Resources Inc.) a Delaware corporation (the 'Parent'), Confederate Acquisition Corp., a Delaware corporation ('Acquisition Corp.') and Confederate Motor Company, Inc., a Louisiana corporation (the 'Company'). The Parent, the Acquisition Corp. and the Company are each a 'Party' and referred to collectively herein as the 'Parties.'

WHEREAS, this Agreement contemplates a merger of the Acquisition Corp. with and into the Company, with the Company remaining as the surviving entity after the merger (the 'Merger'), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their shares of capital stock of the Company;

WHEREAS, simultaneously with the closing of the Merger, the Parent shall complete a private placement of a minimum (the 'Minimum Amount') of 1,050,000 shares of the Parent’s common stock, par value $0.001 per share (the 'Parent Common Stock') and a maximum (the 'Maximum Amount') of 1,716,667 shares of Parent Common Stock (the 'Private Placement Offering') at the purchase price of $1.50 per share (the 'PPO Price') (it being understood that the conversion into Units at the closing of the Merger of up to $225,000 outstanding principal under certain bridge notes shall be counted toward the Minimum Amount and the Maximum Amount);

WHEREAS, contemporaneously with the closing of the Merger, the Parent intends to split-off its wholly owned subsidiary, French Peak Acquisition Corp., a Delaware corporation ('FPAC'), through the sale of all of the outstanding capital stock of FPAC (the 'Split-Off') upon the terms and conditions of a split-off agreement by and among Parent, Ruth Shepley (the 'Buyer'), the Company and FPAC, substantially in the form of Exhibit A attached hereto (the 'Split-Off Agreement');

WHEREAS, contemporaneously with the closing of the Merger, the Parent intends to obtain stockholder approval to amend its Certificate of Incorporation to (a) increase its authorized capital stock to 225,000,000 shares of which 200,000,000 will be designated Parent Common Stock and 25,000,000 will be designated preferred stock, (b) effect a reverse split such that 1 share of Parent Common Stock will be issued for every 3.167420814 shares of Parent Common Stock issued and outstanding immediately prior to filing of the amendment (the 'Reverse Split') and , (c) change its name to Confederate Motors, Inc.; and

WHEREAS, the Parent, the Acquisition Corp., and the Company desire that the Merger qualify as a 'reorganization' under Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code').

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I - THE MERGER

1.1           The Merger. Upon and subject to the terms and conditions of this Agreement, the Acquisition Corp. shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Corp. shall cease and the Company shall continue as the surviving corporation in the Merger (the 'Surviving Corporation'). The 'Effective Time' shall be the later to occur of (i) the time at which the Company files a certificate of merger (the 'Louisiana Certificate') or other appropriate documents prepared and executed in accordance with the relevant provisions of the Business Corporation Law of Louisiana, as amended (the 'BCL') with the Secretary of State of the State of Louisiana and (ii) the time at which a certificate of merger (the 'Delaware Certificate') prepared and executed in accordance with Section 252(c) of the Delaware General Corporation Law (the 'GCL') is filed with the Secretary of State of Delaware. The Merger shall have the effects set forth in Section 259 of the GCL and as set forth in Section 12:115 of the BCL.

1.2           The Closing. The closing of the transactions contemplated by this Agreement (the 'Closing') shall take place at the offices of the Company in Birmingham, Alabama commencing at 10:00 a.m. local time on the date hereof, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the 'Closing Date').

1.3           Actions at the Closing.  At the Closing:

(a)           the Company shall deliver to the Parent and the Acquisition Corp. the various certificates, instruments and documents referred to in Section 5.2;

(b)           the Parent and the Acquisition Corp. shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)           the Surviving Corporation shall file the Delaware Certificate with the Secretary of State of the State of Delaware and with the Louisiana Certificate with the Secretary of State of the State of Louisiana;

(e)           the parent shall deliver to the Company (i) evidence that the Parent’s Board of Directors shall consist of five individuals, (ii) the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Closing Date, which resignations shall be effective as of the Closing Date, (iii) evidence of the appointment of five directors to serve immediately upon the Closing Date, three of whom shall have been designated by H. Matthew Chambers, CEO of the Company, who shall also serve without standing for re-election as Chairman of the Board for a period of five years beginning at the Closing Date, (iv) evidence of the Chairman’s right to appoint a majority of Directors for the same period of five years, and (v) evidence of the appointment of such executive officers of the Parent to serve immediately upon the Closing Date as shall have been designated by the Company.

As used herein, the 'Company Stockholders' means, collectively, the stockholders of record of the Company immediately prior to the Effective Time.

1.4           Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Corp. or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or the Acquisition Corp., all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Acquisition Corp., all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Acquisition Corp., as applicable, and otherwise to carry out the purposes of this Agreement.

1.5           Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)           Each share of the Company’s Class A Common Stock, par value $0.001 per share (the 'Company Shares') issued and outstanding immediately prior to the Effective Time (including each Company Share issued upon conversion of the Class B Non-Voting Common Stock, par value $0.001 per share (the 'Class B Shares') and the Class C  Preferred Stock, par value $0.001 per share (the 'Preferred Stock') as contemplated by Section 5.1(e) hereof, but not including any Company Shares owned beneficially by the Parent or the Acquisition Corp. and any Dissenting Share (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) such number of shares of Parent Common Stock as is equal to the Common Conversion Ratio (as defined below). An aggregate of 8,895,000 shares of Parent Common Stock shall be issued to the Company Stockholders upon conversion of their Company Shares in connection with the Merger.

(b)           The 'Common Conversion Ratio' shall be obtained by dividing (i) 8,895,000 by (ii) the total number of issued and outstanding Company Shares immediately prior to the Effective Time (after giving effect to the conversion of all of the Class B Shares and Preferred Stock as contemplated by Section 5.1(e)).  Subject to Section 1.12, the Company Stockholders shall be entitled to receive immediately 100 % of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the 'Merger Shares').

(c)           Each issued and outstanding share of common stock, no par value per share, of the Acquisition Corp. shall be converted into one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock.

1.6           Dissenting Shares.

(a)           For purposes of this Agreement, 'Dissenting Shares' means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 12:131 of the BCL and has not effectively withdrawn or lost such right as of the Effective Time and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with Section 12:131 of the BCL. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5.

(b)           The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7           Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares converted into Merger Shares pursuant to Section 1.5 ('Certificates') and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, on proper surrender of such person’s Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such Company Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Company Stockholder shall receive at least one Merger Share.

1.8           Options.

a)           As of the Effective Time, all outstanding options and warrants to purchase Company Shares issued by the Company, whether vested or unvested, (the 'Old Options') shall automatically be converted to become options to purchase shares of Parent Common Stock ('Parent Options'), without further action by the holder thereof; provided, however, that each such resulting Parent Option shall be issued by Parent promptly after (and not before) the issuance thereof is permitted by applicable securities law.  Each Parent Option shall constitute the right to acquire such number of shares of Parent Common Stock as is equal to the number of Company Shares subject to the unexercised portion of the corresponding Old Option multiplied by the Common

Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each Parent Option shall be equal to the exercise price of such Old Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent).  The Parent Options that replace Company Plan Options shall be granted under Parent’s 2008 Equity Incentive Plan.  Subject to the foregoing provisions of this Section 1.8, each Parent Option shall have the same terms as the Old Option it replaces.  Prior to the Effective Time, the Parent shall adopt a 2008 Equity Incentive Plan (the 'Parent Option Plan').  The number of shares of Parent Common Stock reserved for issuance under the Parent Option Plan as of immediately after the Effective Time shall be 1,105,000 shares.

(b)           As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall take appropriate actions to collect the Old Options and the agreements evidencing the Old Options, which shall be treated as canceled and shall entitle the holder to exchange the Old Options for Parent Options in the Parent.

(c)           The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options to be issued for Old Options in accordance with this Section 1.8.

1.9           Intentionally Omitted.

1.10           Certificate of Incorporation and Bylaws.

(a)           The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

(b)           The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.11           No Further Rights From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.12           Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

1.13           Post-Closing Adjustment. In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, the Parent Group incurs any Loss with respect to, in connection with, or arising from any Parent Liabilities, then promptly following the filing by the Parent with the Securities and Exchange Commission (the 'SEC') of a quarterly report relating to the most recent completed quarter for which such determination has been made, the Parent shall issue to the Company Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the PPO Price. The limit on the aggregate number of shares of Parent Common Stock issuable under this Section 1.13 shall be 2,000,000 shares (subject to adjustment for any stock split, stock dividend or the like after the Effective Time). As used in this Section 1.13: (a) 'Loss' shall mean any and all costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the Party suffering the Loss with respect thereto; (b) 'Claims' shall include, but are not limited to, any claim, notice, suit, action, investigation and other proceedings (whether actual or threatened); and (c) 'Parent Liabilities' shall mean all Claims against FPAC or the Parent, and all liabilities, obligations or indebtedness of any nature whatsoever of FPAC, whenever accruing, and of the Parent, accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by the Parent or the Acquisition Corp. of any of their respective representations or warranties set forth in Article III herein, (ii) any breach by the Parent of any of the representations or warranties set forth in the subscription agreement delivered to investors in connection with the Private Placement Offering that has its basis in the operations of Parent prior to the Closing, (iii) any litigation threatened, pending or for which a basis exists, that has resulted or may result in the entry of judgment in damages or otherwise against the Parent or any Parent Subsidiary (as defined in this Agreement); (iv) any and all outstanding debts owed by the Parent or any Parent Subsidiary; (v) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (vi) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Parent or any Parent Subsidiary, (vii) any and all Taxes for which Parent or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to Parent’s ownership or operation of the FPAC assets, (viii) any and all Taxes for which Parent or its assets may be liable or subject (including, without limitation, the interests and assets of the Surviving Corporation and any Parent Subsidiary) as a consequence of Parent’s acquisition, formation, capitalization, ownership, and Split-Off of FPAC, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (ix) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.13, as such Parent Liabilities are determined by the Parent’s independent auditors, on a quarterly basis.  As used herein, (i) 'Parent Group' means the Parent, its Subsidiaries (including the Company after the Effective Time) and the Company’s stockholders of record as of immediately prior to the Merger; and (ii) 'Parent Subsidiary' means any Subsidiary of the Parent, including the Company after the Effective Time.

1.14           Exemption From Registration. Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof or upon exercise of Parent Options granted pursuant to Section 1.8 hereof in each case in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended ('Securities Act'), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and hereby accepted by the Parent (the 'Disclosure Schedule'). The Disclosure Schedule the Company prepares shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. For purposes of this Article II, the phrase 'to the knowledge of the Company' or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company immediately before the Effective Time.

2.1           Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Louisiana. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws. The

Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, 'Company Material Adverse Effect' means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company.

2.2           Capitalization. The authorized capital stock of the Company consists of _______ shares of capital stock of which _______ are designated as Company Shares, ______ are designated as Class B Shares, and ________ shares are designated as Preferred Stock. As of the date of this Agreement (and before giving effect to the conversion of Class B Shares and Preferred Stock into Company Shares immediately prior to the Effective Time), ___ Company Shares were issued and outstanding, ___ Class B Shares were issued and outstanding, _______ shares of Preferred Stock were issued and outstanding, and no Company Shares, Class B Shares or Preferred Stock were held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company Shares held by each stockholder, (ii) all outstanding Old Options, indicating (A) the holder thereof, (B) the number of Company Shares subject to each Old Option, (C) the exercise price, date of grant, vesting schedule and expiration date for each Old Option, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares, and all Company Shares issuable upon exercise of Old Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Old Options and debentures listed in Section 2.2 of the Disclosure Schedule, there are no notes or other indebtedness convertible into shares of any class of the Company’s capital stock (the 'Convertible Notes'), outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or 'drag-along' rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or 'drag-along' rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

2.3           Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by no less than a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the BCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4           Noncontravention. Except as set forth in Section 2.4 of the Disclosure Schedule, and subject to the filing of the Delaware Certificate and Louisiana Certificate as required by the GCL and BCL, respectively, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, bylaws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a 'Governmental Entity'), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement: 'Security Interest' means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and 'Ordinary Course of Business' means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5           Subsidiaries.

(a)           Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Company Subsidiary; and (v) the jurisdictions in which each Company Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. For purposes of this Agreement, a 'Subsidiary' shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the 'Subsidiaries').

(b)           Each Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary.

(c)           Except as set forth in Section 2.5(c) of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

2.6           Financial Statements. The Company has provided or made available to the Parent the audited balance sheet of the Company (the 'Company Balance Sheet') at December 31, 2007 (the 'Company Balance Sheet Date'), and the related statements of operations and cash flows for the period from January 1, 2007 through December 31, 2007 (the 'Company Financial Statements'). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles ('GAAP') applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934 (the 'Exchange Act') and are consistent with the books and records of the Company and the Subsidiaries, except as provided in the notes thereto.

2.7           Absence of Certain Changes. Since the Company Balance Sheet Date, and except as set forth in Section 2.7 of the Disclosure Schedule, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4 other than in the Ordinary Course of Business.

2.8           Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, to the knowledge of the Company, none of the Company and its Subsidiaries has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet and Company Balance Sheet referred to in Section 2.6, (b) liabilities which have arisen since the Company Balance Sheet Date in the Ordinary Course of Business or under the Transaction Agreements (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9           Tax Matters.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)           'Taxes' means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)           'Tax Returns' means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)           Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c)           The Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since the Organization Date. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d)           Neither the Company nor any Subsidiary: (i) is a 'consenting corporation' within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under former Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an 'excess parachute payment' under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e)           None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is 'tax-exempt use property' within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)           Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g)           The Company has not taken any action, nor to the Company’s knowledge is there any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company is not an 'investment company' as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.  Following the Merger, Company will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. Except as set forth in Section 1.3(e) or as otherwise set forth in this document, Company has no obligation, understanding, agreement, plan or intention to issue additional shares of its stock that would result in Parent failing to acquire or losing 'control' of Company within the meaning of Section 368(c) of the Code.  Company is not aware of any plan on the part of Parent or any person related to Parent, within the meaning of Treasury Regulation Section 1.368-1(e)(3) to reacquire any of the Parent Common Stock issued in the Merger.  To the Company’s knowledge, following the Merger, Parent will cause Company to either continue its historic business or use a significant portion of its historic business assets in a business as described in Treasury Regulation Section 1.368-1(d).

2.10           Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as set forth in Section 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10 of the Disclosure Schedule, no asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11           Owned Real Property. Neither the Company nor any Subsidiary owns any real property, except as otherwise listed in Section 2.11 of the Disclosure Schedule.

2.12           Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.12 of the Disclosure Schedule. Except as set forth in Section 2.12 of the Disclosure Schedule, with respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

(a)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)           the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

(d)           neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)           to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

2.13           Contracts.

(a)           Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement, except in each case for any Transaction Agreement (as defined herein):

(i)           any material agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)           any material agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services, including any material agreement in which the Company or any Subsidiary has granted manufacturing rights, 'most favored nation' pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)           any agreement which, to the knowledge of the Company, establishes a partnership or joint venture;

(iv)           any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)           any agreement concerning confidentiality or noncompetition;

(vi)           any employment or consulting agreement;

(vii)           any agreement (except for any employment or consulting agreement) involving any officer, director or stockholder of the Company or any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the 'Exchange Act'), thereof (an 'Affiliate');

(viii)                      any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix)           any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x)           any other agreement (or group of related agreements) either involving more than $100,000 or not entered into in the Ordinary Course of Business, except for any agreement covered by an exception stated above in this Section 2.13(a).

As used herein, 'Transaction Agreement' means any contract, agreement or arrangement contemplated by or in connection with the Private Placement Offering, the Merger, or the Split-Off.

(b)           The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13 of the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

2.14           Accounts Receivable. To the knowledge of the Company, all accounts receivable of the Company and the Subsidiaries reflected on the Company Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet.  To the knowledge of the Company, all accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet.

2.15           Powers of Attorney. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.16           Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the

Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17           Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a 'Legal Proceeding') which is pending or has been threatened in writing against the Company or any Subsidiary which if determined adversely to the Company or such Subsidiary, could have, individually or in the aggregate, a Company Material Adverse Effect.

2.18           Employees.

(a)           Section 2.18 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Section 2.18 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered or made available to the Parent. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary which termination would have a Company Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. To the knowledge of the Company there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.19           Employee Benefits.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)           'Employee Benefit Plan' means any 'employee pension benefit plan' (as defined in Section 3(2) of ERISA), any 'employee welfare benefit plan' (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)           'ERISA' means the Employee Retirement Income Security Act of 1974, as amended.

(iii)           'ERISA Affiliate' means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b)           Section 2.19(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have previously been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).

All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)           To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d)           All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)           Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)           At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any 'multiemployer plan' (as defined in Section 4001(a)(3) of ERISA).

(g)           There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h)           No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(i)           No Employee Benefit Plan is funded by, associated with or related to a 'voluntary employee’s beneficiary association' within the meaning of Section 501(c)(9) of the Code.

(j)           Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(k)           Section 2.19(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s 'parachute payment' under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Company Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with generally accepted accounting principles.

2.20           Environmental Matters.

(a)           Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, 'Environmental Law' means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms 'release' and 'environment' shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ('CERCLA').

 (b)           Set forth in Section 2.20(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c)           To the knowledge of the Company there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.21           Legal Compliance. To the knowledge of the Company, each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22           Customers and Suppliers. Section 2.22 of the Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Company Balance Sheet date and the amount of revenues accounted for by such customer during such period. No such customer has notified the Company in writing within the past year that it will stop buying services from the Company or any Subsidiary.

2.23           Permits. Section 2.23 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ('Permits') issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.24           Certain Business Relationships With Affiliates. Except as listed in Section 2.24 of the Disclosure Schedule and except as contemplated by employment agreements, consulting agreements and Transaction Agreements: (i) no Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary, and (ii) Section 2.24 of the Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company or a Subsidiary and any Affiliate thereof which have occurred or existed since the Organization Date.

2.25           Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.25 of the Disclosure Schedule.

2.26           Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.27           Intellectual Property.  Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company or the Subsidiaries to other parties (together, the 'Customer Deliverables') and (ii) to operate the internal systems of the Company or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the 'Internal Systems'; the Intellectual Property owned by or licensed to the Company or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the 'Company Intellectual Property'). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company or a Subsidiary except pursuant to agreements or licenses entered into by the Company and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, 'Intellectual Property' means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.30           Board Actions. The Company’s board of directors (a) has unanimously determined that the Merger is fair and in the best interests of the Company Stockholders and is on terms that are fair to the Company Stockholders and has recommended the Merger to the Company Stockholders, and (b) shall submit the Merger and this Agreement to the vote and approval of the Company Stockholders or the approval of the Company Stockholders by written consent.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Corp. represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the Parent Disclosure Schedule provided by the Parent and the Acquisition Corp. to the Company on the date hereof (the Parent Disclosure Schedule). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify only the corresponding paragraph in this Article III. For purposes of this Article III, the phrase to the knowledge of the Parent' or any phrase of similar import shall be deemed to refer to the actual knowledge of Robert Waters, the sole executive officer of the Parent, as well as any other knowledge which such executive officer would have possessed had she made reasonable inquiry with respect to the matter in question.

3.1           Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate of incorporation and bylaws. For purposes of this Agreement, Parent Material

Adverse Effect means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Parent and its subsidiaries, taken as a whole.

3.2           Capitalization. The authorized capital stock of the Parent consists of 225,000,000 shares of which 200,000,000 are designated as Parent Common Stock, of which 1,105,000 shares will be issued and outstanding as of immediately before the Effective Time after giving effect to the shares of Parent Common Stock cancelled in connection with the Split-Off and the Reverse Split and 25,000,000 have been designated as preferred stock, of which no shares are issued and outstanding. The Parent Common Stock is presently eligible for quotation and trading on the NASD Over-the-Counter Bulletin Board (the OTCBB) in all 50 states of the United States. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or drag-along rights) of any securities of the Parent. To the knowledge of the Parent, there are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or 'drag-along' rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The 8,895,000 Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Delaware Certificate, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights. Immediately prior to the Effective Time, after giving effect to the Reverse Split and the surrender of 3,788,571 shares of Parent Common Stock by the Buyer (the 'Share Contribution') in connection with the Split-Off, there will be 1,105,000 shares of Parent Common Stock issued and outstanding.

3.3           Authorization of Transaction. Each of the Parent and the Acquisition Corp. has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent and the Acquisition Corp. of this Agreement and (in the case of the Parent) the Split-Off Agreement, and the agreements contemplated hereby and thereby (collectively, the 'Transaction Documentation') and the consummation by the Parent and the Acquisition Corp. of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Acquisition Corp., respectively. This Agreement has been duly and validly executed and delivered by the Parent and the Acquisition Corp. and constitutes a valid and binding obligation of the Parent and the Acquisition Corp., enforceable against them in accordance with its terms.

3.4           Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the regulations of the OTCBB and the filing of the Delaware Certificate and Louisiana Certificate as required by the GCL and BCL, respectively, neither the execution and delivery by the Parent or the Acquisition Corp. of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Corp. of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Parent or the Acquisition Corp., (b) require on the part of the Parent or the Acquisition Corp. any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Corp. is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Acquisition Corp. or any of their properties or assets.

3.5           Subsidiaries.

(a)           Parent has no Subsidiaries other than the Acquisition Corp. and FPAC. Each of the Acquisition Corp. and FPAC is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Acquisition Corp. was formed solely to effectuate the Merger, FPAC was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Corp. The Acquisition Corp. has no assets other than minimal paid-in capital, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Corp. are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Corp. are owned by Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Corp. is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Corp. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Corp.

(b)           At all times from May 5, 2005, which was the date of incorporation of the Parent, through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through Parent.  As used herein, unless the context indicates otherwise, 'Parent' includes Parent’s predecessor, French Peak Resources Inc., a Delaware corporation.

3.6           Securities Act and Exchange Act Filings.  The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form SB-2, which contains audited financial statements for the period May 5, 2005 (inception) through November 30, 2005 as filed with the SEC (SEC File No. 333-130858), (b) Annual Report on Form 10-KSB for the Fiscal Year ended November 30, 2007, which contains audited financial statements for the period November 30, 2006 through November 30, 2007, and (c) all other reports filed by the Parent under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by Parent under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 1, 2007 (such documents are collectively referred to herein as the 'Parent Reports'). The Parent Reports constitute all of the documents required to be filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from May 5, 2005 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each Parent Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7           Compliance with Laws.  Each of the Parent and its Subsidiaries:

(a)           and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)           has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)           has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)           has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)           has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)           does not and will not immediately prior to the Effective Time, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)           is not a 'blank check company' as such term is defined by Rule 419 of the Securities Act.

3.8           Financial Statements.  The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the 'Parent Financial Statements') (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the

SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

3.9           Absence of Certain Changes.  Since the date of the balance sheet contained in the most recent Parent Report, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect.

3.10           Litigation. There is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any subsidiary of the Parent.

3.11           Undisclosed Liabilities.  None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

3.12           Tax Matters.

(a)           Except as set forth in Section 3.12 of the Parent Disclosure Schedule, each of the Parent and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and the Subsidiaries are or were members. Each of the Parent and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and the Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any Subsidiary during a prior period) other than the Parent and the Subsidiaries. All Taxes that the Parent or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)           The Parent has delivered or made available to the Company complete and accurate copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any Subsidiary since May 5, 2005.  No examination or audit of any Tax Return of the Parent or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Parent or Subsidiary was required to file any Tax Return that was not filed. Neither the Parent nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)           Neither the Parent nor any Subsidiary: (i) is a 'consenting corporation' within the meaning of former Section 341(f) of the Code, and none of the assets of the Parent or the Subsidiaries are subject to an election under former Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an 'excess parachute payment' under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)           None of the assets of the Parent or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is 'tax-exempt use property' within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)           Neither the Parent nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

3.13           Assets.  Each of the Parent and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or any Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14           Owned Real Property.  Neither the Parent nor any Subsidiary owns any real property.

3.15           Real Property Leases.  Section 3.15 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases listed in Section 3.15 of the Parent Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Parent Disclosure Schedule:

(a)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)           the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Subsidiary or, to the knowledge of the Parent, any other party under such lease or sublease;

(d)           neither the Parent nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)           the Parent is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or a Subsidiary of the property subject thereto.

3.16           Contracts.

(a)           Section 3.16 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any Subsidiary is a party as of the date of this Agreement:

(i)           any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)           any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Parent or any Subsidiary has granted manufacturing rights, 'most favored nation' pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)           any agreement establishing a partnership or joint venture;

(iv)           any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)           any agreement concerning confidentiality or noncompetition;

(vi)           any employment or consulting agreement;

(vii)           any agreement involving any officer, director or stockholder of the Parent or any Affiliate thereof;

(viii)                      any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix)           any agreement which contains any provisions requiring the Parent or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x)           any other agreement (or group of related agreements).

(b)           The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.16 of the Parent Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Subsidiary or, to the knowledge of the Parent, any other party under such contract.

3.17           Accounts Receivable.  All accounts receivable of the Parent and the Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report. All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Parent or any Subsidiary.

3.19           Insurance. Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Parent and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20           Warranties.  No service sold or delivered by the Parent or any Subsidiary is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary, which are set forth in Section 3.20 of the Parent Disclosure Schedule.

3.21           Employees.

(a)           Section 3.21 of the Parent Disclosure Schedule contains a list of all employees of the Parent and each Subsidiary, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Parent or any Subsidiary has entered into a confidentiality/assignment of inventions agreement with the Parent or such Subsidiary, a copy or form of which has previously been delivered or made available to the Company. Section 3.21 of the Parent Disclosure Schedule contains a list of all employees of the Parent or any Subsidiary who are a party to a non-competition agreement with the Parent or any Subsidiary; copies of such agreements have previously been delivered or made available to the Company. To the knowledge of the Parent, no key employee or group of employees has any plans to terminate employment with the Parent or any Subsidiary.

(b)           Neither the Parent nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Parent or any Subsidiary.

3.22           Employee Benefits.

(a)           Section 3.22(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have previously been delivered or made available to the

Company. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Parent, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Parent, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b)           There are no Legal Proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan.

(c)           All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d)           Neither the Parent, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)           At no time has the Parent, any Subsidiary or any ERISA Affiliate been obligated to contribute to any 'multiemployer plan' (as defined in Section 4001(a)(3) of ERISA).

(f)           There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Parent or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit

Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g)           No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Parent, any Subsidiary or any ERISA Affiliate that would subject the Parent, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h)           No Employee Benefit Plan is funded by, associated with or related to a 'voluntary employee’s beneficiary association' within the meaning of Section 501(c)(9) of the Code.

(i)           Each Employee Benefit Plan is amendable and terminable unilaterally by the Parent at any time without liability to the Parent as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Parent from amending or terminating any such Employee Benefit Plan.

(j)           Section 3.22(j) of the Parent Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Parent or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Parent or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s 'parachute payment' under Section 280G of the Code; and (iii) agreement or plan binding the Parent or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with generally accepted accounting principles.

3.23           Environmental Matters.

(a)           Each of the Parent and the Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Set forth in Section 3.23(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or a Subsidiary (whether conducted by or on behalf of the Parent or a Subsidiary or a third party, and whether done at the initiative of the Parent or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c)           The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any Subsidiary.

3.24           Permits.  Section 3.24 of the Parent Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ('Parent Permits') issued to or held by the Parent or any Subsidiary. Such listed Permits are the only Parent Permits that are required for the Parent and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.25           Certain Business Relationships With Affiliates.  No Affiliate of the Parent or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any Subsidiary, (b) has any claim or cause of action against the Parent or any Subsidiary, or (c) owes any money to, or is owed any money by, the Parent or any Subsidiary. Section 3.25 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $5,000 in any fiscal year between the Parent or a Subsidiary and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements, other than employment agreements.

3.26           Tax-Free Reorganization.

(a)           The Parent (i) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1368-2(k); and (ii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b)           The Acquisition Corp. is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)           Immediately prior to the Merger, the Parent will be in control of Acquisition Corp. within the meaning of Section 368(c) of the Code.

(d)           Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(e)           The Parent has no present plan or intention to reacquire any of the Merger Shares.

(f)           The Acquisition Corp. will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g)           Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h)           The Split-Off Agreement will constitute a legally binding obligation between Parent and Buyer prior to the Effective Time; immediately following consummation of the Merger, Parent will distribute the stock of FPAC to Buyer in cancellation of the Purchase Price Shares (as such term is defined in the Split-Off Agreement); no property other than the capital stock of FPAC will be distributed by Parent to Buyer in connection with or following the Merger; upon execution of the Split-Off Agreement, Buyer will not sell or transfer the Purchased Shares to any person other than Parent; upon execution of the Split-Off Agreement, there will be no other plan, arrangement, agreement, contract, intention, or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit Buyer to vote the Purchased Shares or receive any property or other distributions from Parent with respect to the Purchased Shares other than the capital stock of FPAC.

3.27           Split-Off.  As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement, the Parent will have no material liabilities, contingent or otherwise in any way related to its pre-Effective Time business operations.

3.28           Brokers’ Fees. Except as set forth on Section 3.28 of the Parent Disclosure Schedule, neither the Parent nor the Acquisition Corp. has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29           Disclosure.  No representation or warranty by the Parent contained in this Agreement or in any of the Transaction Documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any Subsidiary or the transactions contemplated by this Agreement.

3.30           Interested Party Transactions.  Except for the Split-Off Agreement, to the knowledge of the Parent, no officer, director or stockholder of Parent or any 'affiliate' (as such term is defined in Rule 12b-2 under the Exchange Act) or 'associate' (as such term is defined in Rule 405 under the Securities Act) of any such person has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or any Parent Subsidiary or (ii) purchases from or sells or furnishes to Parent or any Parent Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent or any Parent Subsidiary is a party or by which it may be bound or affected. Neither Parent or any Parent Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any Parent Subsidiary.

3.31           Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article III are qualified by 'knowledge' or 'belief,' Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.32           Accountants.  From inception through the date of this Agreement, Malone & Bailey, PC ('Accountants') had been the Parent’s accountants. Throughout the periods covered by the Financial Statements each such Accountant was (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (b) 'independent' with respect to Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. Schedule 3.32 lists all non-audit services performed by any Accountant for Parent and/or any Subsidiary since May 5, 2006. Other than with respect to expressing an opinion as to the uncertainty of the Parent continuing as a going concern, the report of Gately & Associates, LLC on the financial statements of Parent for the most recent fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles. During Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with any of the Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-B occurred with respect to any of the Accountants.

3.33           Minute Books.  The minute books, if any, of Parent and each Subsidiary contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of organization of each such corporation through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material. Parent has provided true and complete copies of all such minute books, if any, to the Company’s representatives.

3.34           Board Action.  The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Corp., and the Board of Directors of the Acquisition Corp., to approve the Merger and this Agreement by written consent.

ARTICLE IV - COVENANTS

4.1           Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable ('Reasonable Best Efforts'), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2           Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)           The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

4.3           Current Report.  As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the 'Current Report'). Each of the Company and Parent shall use its reasonable efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws. Further, the Parties shall prepare and file with the SEC an amendment to the Current Report within four business days after the Closing Date, if such Current Report was filed before the Closing Date.

4.4           Operation of Company’s Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Parent:

(a)           issue or sell, or redeem or repurchase, any stock or other securities of the Company or any Options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options;

(b)           split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)           acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)           mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its charter, by-laws or other organizational documents;

(i)           change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)           enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)           institute or settle any Legal Proceeding;

(l)           take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m)           agree in writing or otherwise to take any of the foregoing actions.

4.5           Access to Company Information.

(a)           The Company shall (and shall cause each Subsidiary to) permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b)           Each of the Parent and the Acquisition Corp. (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, 'Company Confidential Information' means any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Parent or the Acquisition Corp. by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Parent or the Acquisition Corp., (C) which the Parent or the Acquisition Corp. knew or to which the Parent or the Acquisition Corp. had access prior to disclosure, or (D) which the Parent or the Acquisition Corp. rightfully obtains from a source other than the Company or a Subsidiary.

4.6           Operation of Parent’s Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each Subsidiary not to), without the written consent of the Company:

(a)           issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Private Placement Offering and the Merger;

(b)           split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as contemplated by, and in connection with, any stock split or stock dividend effected prior to the Effective Time that causes the capitalization of Parent to be as described in Section 3.2;

(c)           create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible

(whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for the adoption of the Parent Option Plan covering an aggregate of 1,105,000 shares of Parent Common Stock in connection with the Merger;

(e)           acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Parent Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business, except as contemplated by, and in connection with, the Split-Off;

(f)           mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its charter, by-laws or other organizational documents;

(i)           change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)           enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)           institute or settle any Legal Proceeding;

(l)           take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Corp. set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in

Article V not being satisfied;

(m)           make or change any Tax election, change any annual tax accounting period, adopt or change any tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or, other than in the ordinary course of business, take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Parent; or

(n)           agree in writing or otherwise to take any of the foregoing actions.

4.7           Access to Parent Information.

(a)           The Parent shall (and shall cause the Acquisition Corp. to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Corp.) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent and the Acquisition Corp.

(b)           The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, 'Parent Confidential Information' means any confidential or proprietary information of the Parent or any Subsidiary that is furnished in writing to the Company by the Parent or the Acquisition Corp. in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Company, (C) which the Company knew or to which the Company had access prior to disclosure or (D) which the Company rightfully obtains from a source other than the Parent or the Acquisition Corp.

4.8           Expenses.  The costs and expenses of the Parent and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing from the proceeds of the Private Placement Offering.

4.9           Indemnification.

(a)           The Parent shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)           From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the 'Indemnified Executives') against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.10           Listing of Merger Shares.  The Parent shall take whatever steps are necessary to cause the Merger Shares to be eligible for quotation on the OTC Bulletin Board.

4.11           Name Change.  As soon as reasonably practicable after the Effective Time, the Parent shall take all necessary steps to enable it to change its corporate name to such name as is agreeable to the Company, if the Parent has not already done so prior to the Effective Time.

4.12           Split-Off.  The Parent shall take whatever steps are necessary to enable it to effect the Split-Off as of the Effective Time.

4.13           Parent Option Plan.   Prior to or as of the Effective Time, the Board of Directors and shareholders of Parent shall adopt the Parent Option Plan reserving for issuance the number of shares of Common Stock contemplated by Section 1.8(a).

4.14           Information Provided to Company Stockholders.  The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company

Shares and the holders of Preferred Stock in connection with receiving their approval of the Merger, this Agreement and related transactions. Such information shall constitute a disclosure of the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the Merger. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such holders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the holders of Company Shares and the holders of Preferred Stock. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares and the holders of Preferred Stock approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and reasonable to the such holders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to such holders any information with respect to the Parent or its affiliates or associates, the form and content of which information shall not have been approved by the Parent prior to such inclusion.

4.16           No Shorting.  The Company shall take whatever steps are necessary to ensure that Key Stockholder agrees that it will not, for a period commencing on the date hereof and terminating one year after the Effective Time, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any 'put equivalent position' (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Parent Common Stock, borrow or pre-borrow any shares of Parent Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Parent Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Parent Common Stock or otherwise seek to hedge its position in the Parent Common Stock, subject to certain exceptions as provided in the applicable lockup agreement (each, a 'Prohibited Transaction').  As used herein, a 'Key Stockholder' means any executive officer of Parent as of immediately after the Effective Time and any holder of 5% of more of the issued and outstanding shares of Parent Common Stock as of immediately after the Effective Time (provided that, when calculating whether a person holds more than 5%, shares acquired upon conversion of 5% debentures issued by the Company in 2008 shall be disregarded).

4.17           Plan of Reorganization. This Agreement is intended to constitute a 'plan of reorganization' within the meaning of Treasury Regulation Section 1.368-2(g).  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE V - CONDITIONS TO CONSUMMATION OF MERGER

5.1           Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           holders of no more than 10% of the outstanding Company Shares entitled to vote on this Agreement shall have disapproved of this Agreement and the Merger;

(b)           the completion of the offer and sale of the minimum amount of the Private Placement Offering;

(c)           satisfactory completion by Parent and Company of all necessary legal due diligence; and

(d)           the receipt of all information required to be included in the Current Report on SEC Form 8-K required to be filed by the Parent as a result of the Merger.

(e)           holders of at least two thirds of issued and outstanding shares of the Company’s Series A Senior Convertible Preferred Stock (the 'Preferred Stock') shall have consented in writing to the conversion of their Preferred Stock into Company Shares as of immediately before the Effective Time, causing all of the issued and outstanding shares of Preferred Stock to automatically so convert as of such time pursuant to the Company’s Certificate of Incorporation;

5.2           Conditions to Obligations of the Parent and the Acquisition Corp.  The obligation of each of the Parent and the Acquisition Corp. to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)           the number of Dissenting Shares shall not exceed 5% of the number of outstanding Company Shares as of the Effective Time;

(b)           the Company and its Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Company Material Adverse Effect for purposes of this Section 5.2(c));

(d)           the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)           no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)           the Chief Executive Officer of the Company shall have delivered to the Parent and the Acquisition Corp. a certificate dated as of the Closing Date (the 'Company Certificate') certifying on behalf of the Company that each of the conditions specified in clauses (a) and (c) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 is satisfied in all respects; and the Secretary of the Company shall have delivered to the Parent and the Acquisition Corp. a certificate dated as of the Closing Date (the 'Secretary Certificate') certifying on behalf of the Company, (i) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Company, as in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of the Amended and Restated Bylaws of the Company, as in effect on the date of such certification, (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby, and (iv) to the incumbency and specimen signature of each officer of the Company executing on behalf of the Company this Agreement and the other agreements related hereto;

(g)           the Key Stockholders shall have entered into agreements with the Parent pursuant to which they shall have agreed to certain restrictions on the sale or other disposition of the Parent Common Stock received by them in connection with the Merger for a period of one (1) year following the Closing Date;

(h)           each Key Stockholder shall have agreed in writing not to engage in any Prohibited Transactions; and

(i)           all notes and other indebtedness convertible into shares of any class of capital stock of the Company shall have been discharged or converted into Company Shares (or the holders thereof shall have agreed in writing to such conversion occurring at the Closing).

5.3           Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)           the Parent shall have obtained (and shall have provided copies thereof to the Company and its Subsidiaries) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)           the representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the

Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Parent Material Adverse Effect for purposes of this Section 5.3(b));

(c)           each of the Parent and the Acquisition Corp. shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d)           no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Parent Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)           the Secretary of the Parent shall have delivered to the Company a certificate dated as of the Closing Date (the 'Parent Certificate') certifying on behalf of the Parent (i) that each of the conditions specified in clauses (c) and (d) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Parent and the Acquisition Corp.) of this Section 5.3 is satisfied in all respects, (ii) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification, (iii) that attached thereto is a true and complete copy of the Bylaws of the Parent, as in effect on the date of such certification, (iv) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and stockholders of the Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby, (v) to the incumbency and specimen signature of each officer of the Parent executing on behalf of the Parent this Agreement and the other agreements related hereto;

(f)           the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall equal 1,105,000 shares, after giving effect to the Share Contribution and cancellation and Reverse Split, but excluding (i) the shares of Parent Common Stock to be issued to accredited investors in the Private Placement Offering; and (ii) 8,895,000 shares of Parent Common Stock to be issued to Company

Stockholders in connection with the Merger.

(g)           the Parent shall have adopted the Parent Option Plan; and

(h)           contemporaneously with the closing of the Merger, the Parent, FPAC, and the Buyer shall execute the Split-Off Agreement, which Split-Off is effective immediately prior to the Effective Time.

ARTICLE VI - INTENTIONALLY OMITTED

ARTICLE VII - DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

Acquisition Corp.	Introduction
Affiliate	2.13(a)(vii)
Agreement	Introduction
Delaware Certificate	1.1
Buyer	Introduction
CERCLA	2.20(a)
Certificates	1.7
Claims	1.13
Closing	1.2
Closing Date	1.2
Code	Introduction
Common Conversion Ratio	1.5(b)
Company	Introduction
Company Balance Sheet	2.6
Company Balance Sheet Date	2.6
Company Certificate	5.3(e)
Company Stockholders	1.3(d)
Company Confidential Information	4.5(b)
Company Financial Statements	2.6
Company Material Adverse Effect	2.1
Company Shares	1.5(a)
Company Stockholder	1.3(d)

Contemplated Transactions	8.3
Convertible Notes	2.2
Current Report	4.3
Defaulting Party	8.6
Disclosure Schedule	Article II
Dispute	6.3(c)
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	2.19(a)(i)
Environmental Law	2.20(a)
ERISA	2.19(a)(ii)
ERISA Affiliate	2.19(a)(iii)
Exchange Act	2.13(a)
FPAC	Introduction
GAAP	2.6
GCL	1.1
Governmental Entity	2.4
Indemnification Representative	1.3(g)
Indemnified Executives	4.9(b)
Indemnifying Stockholders	1.5(b)
Key Stockholder	4.16
Legal Proceeding	2.17
Loss	1.13
Louisiana Certificate	1.1
Merger	Introduction
Merger Shares	1.5(b)
Non-Controlling Party	6.3(a)
Non-Defaulting Party	8.6
Old Options	1.8(a)
Options	1.8
Ordinary Course of Business	2.4
OTCBB	3.2
Parent	Introduction
Parent Certificate	5.3(e)
Parent Common Stock	1.5(a)
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Group	1.13
Parent Liabilities	1.13
Parent Material Adverse Effect	3.1

Parent Options	1.8(a)
Parent Option Plan	1.8(a)
Parent Reports	3.6
Party	Introduction
Permit Application	2.31
Permits	2.23
Prohibited Transaction	4.17
PPO Price	Introduction
Preferred Stock	5.1
Private Placement Offering	Introduction
Reasonable Best Efforts	4.1
Secretary Certificate	5.3(e)
SEC	1.13
Securities Act	1.14
Security Interest	2.4
Preferred Stock	1.5
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Subsidiary	2.5(a)
Surviving Corporation	1.1
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Transaction Documentation	3.3
Year-End Financial Statements	2.6

ARTICLE VIII - TERMINATION

8.1           Termination by Mutual Agreement.  This Agreement may be terminated at any time prior to the Effective Time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

8.2           Termination for Failure to Close.  This Agreement shall be automatically terminated if the Closing Date shall not have occurred by October 1, 2008.

8.3           Termination by Operation of Law.  This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the 'Contemplated Transactions') illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4           Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a)           by the Parent and the Acquisition Corp. if: (i) any of the representations and warranties made in this Agreement by the Company shall not be materially true and correct, when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Company shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b)           by the Company if: (i) any of the representations and warranties of the Parent or the Acquisition Corp. shall not be materially true and correct when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Parent or the Acquisition Corp. shall have failed to observe or perform any of their material respective obligations under this Agreement; or (iv) as otherwise set forth herein.

8.5           Effect of Termination or Default; Remedies.  In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6           Remedies; Specific Performance.  In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the 'Defaulting Party') shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the 'Non-Defaulting Party') shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX - MISCELLANEOUS

9.1           Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and the provisions of Section 1.13 are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

9.3           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Corp. may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of the Parent.

9.5           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
If to the Company or the Parent (subsequent to the Closing):

Confederate Motor Company, Inc.
2222 5th Avenue South
Birmingham, Alabama 35233
(205) 324-9888 - Phone
(205) 324-8047 - Fax
matt@confederate.com
Attention: H. Matthew Chambers, Founder and CEO

with a copy to:

If to the Parent or the Acquisition Corp. (prior to the Closing):

French Peak Resources Inc.
300 Park Avenue, Suite 1700
New York, NY 10022
Attention: Ruth Shepley, CEO

with a copy to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
(732) 409-1212 - Phone
(732) 577-1188 - Fax
gJaclin@anslowlaw.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11           Submission to Jurisdiction.  Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12           Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The representations and warranties in Article II shall not survive the Closing.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CONFEDERATE MOTORS, INC.
(formerly known as French Peak Resources Inc.)

By:
Name: Ruth Shepley
Title: CEO

CONFEDERATE ACQUISITION CORP.

By:
Name: Ruth Shepley
Title: CEO

CONFEDERATE MOTOR COMPANY, INC.

By:
Name: H. Matthew Chambers
Title: Chairman and CEO

Exhibit A

Form of Split-Off Agreement